EXHIBIT 10.9

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 5th day of February, 2007 by and among United Community Bank (the “Bank”), a state bank organized under the laws of the State of Georgia; United Community Banks, Inc., a bank holding company incorporated under the laws of the State of Georgia (the “Company”) (collectively, the Bank and the Company are referred to hereinafter as the “Employer”), and Glenn S. White, a resident of the State of Georgia (the “Executive”).

RECITALS:

          The Executive is currently employed as Chief Executive Officer of First Bank of the South, a state bank organized under the laws of the State of Georgia (“FBS”) and the Chief Executive Officer and President of Gwinnett Commercial Group, Inc. a bank holding company incorporated under the laws of the State of Georgia (“GCG”) pursuant to the terms of that certain Amended and Restated Employment Agreement, dated May 1, 2006, (the “GCG Employment Agreement”).

           GCG and the Company have entered into that certain Agreement and Plan of Reorganization (the “Acquisition Agreement”), pursuant to which the Company has agreed to acquire GCG and FBS by the merger of GCG with and into the Company and the merger of FBS with and into the Bank.

           Executive possesses significant knowledge and information with respect to the business of FBS and GCG, which knowledge and information will be increased, developed and enhanced through his continued employment by the Employer.

           The parties hereto desire to enter into an agreement for the Employer’s employment of Executive on the terms and conditions contained herein.

           In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.       Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

          1.1      “Affiliate” shall mean any business entity which controls the Company, is controlled by or is under common control with the Company.

          1.2      “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

          1.3      “Area” shall mean the geographic area within a twenty (20) mile radius of the Bank’s primary location at 2230 Riverside Parkway, Lawrenceville, Georgia 30043. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

          1.4      “Business of the Employer” shall mean the business conducted by the Employer, which is the business of accepting deposits and making loans.

          1.5      “Cause” shall mean:

1.5.1 With respect to termination by the Employer:

             (a)     A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Employer. Such notice shall: (i) specifically identify the duties that the Board of Directors of either the Company or the Bank believes the Executive has failed to perform; and (ii) state the facts upon which such Board of Directors made such determination;

(b) Conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c) Conviction of the Executive during the Term of this Agreement of any felony or a crime involving breach of trust or moral turpitude;

(d) Conduct by the Executive that amounts to gross and willful insubordination or gross negligence in the performance of his duties and responsibilities hereunder; or

             (e)     Conduct by the Executive that results in a formal action instituted by written order of any regulatory agency with authority or jurisdiction over the Employer to remove the Executive from his position as an officer or executive of the Employer.

1.5.2 With respect to termination by the Executive:

             (a)     A material diminution in the powers, responsibilities or duties of the Executive hereunder; provided, however, that the Executive’s continued employment for thirty (30) days following any act or failure to act constituting Cause under this subsection without delivery of written notice shall constitute consent to, and a waiver of the Executive’s rights under this subsection with respect to such act or failure to act;

             (b)     A material breach of the terms of this Agreement by the Employer, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such diminution or breach to the Employer by the Executive; or

            (c)      A requirement by the Employer that the Executive’s services be rendered primarily at a location more than twenty (20) miles from the primary business location maintained by the Employer as of the Effective Date.

1.6	“Change of Control” means any one of the following events:

            (a)        other than through a merger, share exchange, combination or consolidation, which shall be an event subject to (c) below, the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote twenty-five percent (25%) or more of any class of voting securities of either the Bank or the Company, as the case may be; provided, however, that the current and future holdings of any person who is a shareholder of the Company or the Bank as of the Effective Date shall be disregarded in determining whether the twenty-five percent (25%) threshold has been attained;

            (b)        within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

            (c)        a reorganization, merger, share exchange, combination, or consolidation, with respect to which persons who were the stockholders of the Bank or the Company, as the case may be, immediately prior to such reorganization, merger, share exchange combination, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged, combined or consolidated company’s then outstanding voting securities; or

(d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.8 “Competing Business” shall mean any FDIC-insured bank or Affiliate thereof engaged in the Business of the Employer.

           1.9     “Confidential Information” means data and information relating to the Business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

           1.10   “Disability” shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the then applicable elimination period under the Employer’s long-term disability policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

           1.11   “Effective Date” shall mean the Closing Date (as defined in the Acquisition Agreement).

           1.12   “Employer Information” means Confidential Information and Trade Secrets.

           1.13   “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of (a) the close of business on the last business day immediately preceding the third anniversary of the Effective Date or (b) any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

           1.14   “Term” shall mean the Initial Term and all subsequent renewal periods.

           1.15   “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

             (a)       derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.	Duties.

           2.1     Position. As of the Effective Date, the Executive shall be employed as Chief Executive Officer of the “Gwinnett Community Bank” of the Bank and, subject to the direction of the Board of Directors of the Bank or the Company or its designee(s), shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Bank or the Company in connection with the conduct of its business.

           2.2      Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

         (a)       devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Board of Directors of either the Bank or the Company; and

(c) timely prepare and forward to the Board of Directors of either the Bank or the Company all reports and accountings as may be requested of the Executive.

           2.3     Permitted Activities. The Executive shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive:

 (a)        from investing his personal assets in businesses which will not require any services on the part of the Executive in their operation or affairs, in which his participation is solely that of an investor and which are not Competing Businesses; or

         (b)        from purchasing securities solely as a passive investor in any corporation, the securities of which are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any Competing Business.

           2.4     Effective Date. The Agreement shall be effective as of the Effective Date. The Employer and Executive intend that, upon the Effective Date, the GCG Employment Agreement shall be superseded and shall have no further force or effect. If the Closing (as defined in the Acquisition Agreement) fails to occur, for any reason, this Agreement shall be null and void.

3.	Term and Termination.

            3.1    Term. This Agreement shall remain in effect for the Term. Commencing with the first day of the Initial Term, the Term shall renew each day such that the Term remains a three-year term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third anniversary of the thirtieth day following the date such written notice is received. In the event such notice of non-renewal is properly given, this Agreement shall terminate at the end of the remaining Term then in effect and the Employer shall have no further obligation to the Executive except for payment of amounts due and owing under Section 4 as of the last day of the Term.

          3.2     Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1 By the Employer:

             (a)     For Cause, upon written notice to the Executive pursuant to Section 1.5.1 hereof, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of termination;

             (b)     Without Cause at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event the Employer: (i) shall be required to continue to meet its obligation to the Executive under Section 4.1 for thirty-six (36) months following the effective date of termination; and (ii) shall pay an amount equal to two (2) times the average annual bonus paid to the Executive for the three most recently fiscal years, including the fiscal year in which the Executive’s employment is terminated if the bonus for that year has been paid, prior to the Executive’s termination of employment, to be paid in equal monthly installments over the thirty-six (36) month period in clause (i); provided that, for purposes of this clause (ii), in determining the annual bonus for any fiscal year during the averaging period, for any fiscal year during the averaging period in which no annual bonus was payable, $0.00 shall be used in the averaging calculation for that fiscal year; and provided further that if the Executive’s termination of employment occurs before the annual bonus, if any, for the most recently completed fiscal year is payable, then the averaging will be determined by reference to the three most recently completed fiscal years before that fiscal year; or

             (c)     Upon the Disability of Executive at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, the Employer shall be required to continue to meet its obligation to the Executive under Section 4.1 for three (3) months following the termination or until the Executive begins receiving payments under the Employer’s long-term disability policy, whichever occurs first.

3.2.2 By the Executive:

             (a)     For Cause, upon written notice to the Employer pursuant to Section 1.5.2 hereof in which event the Employer shall be required to continue to meet its obligation to the Executive under Section 4.1 for the lesser of: (i) thirty-six (36) months following the effective date of termination; or (ii) the remaining Term;

             (b)     Without Cause, provided that the Executive shall give the Employer thirty (30) days’ prior written notice of his intent to terminate, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of termination; or

       (c)      Upon the Disability of Executive at any time, provided that the Executive shall give the Employer thirty (30) days’ prior written notice of its intent to terminate, in which event, the Employer shall be required to continue to meet its obligation to the Executive under Section 4.1 for three (3) months following the termination or until the Executive begins receiving payments under the Employer’s long-term disability policy, whichever occurs first.

        3.2.3     At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of termination.

        3.2.4    Upon expiration of the Term as provided in Section 3.1, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the last day of the Term then in effect.

        3.2.5    Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Employer shall have no further obligation to the Executive’s estate except for payment of any amounts due and owing under Section 4 on the effective date of termination.

             3.3   Change of Control. If, within six (6) months following a Change of Control, either the Executive terminates his employment with the Employer under this Agreement for any reason or the Employer involuntarily terminates the Executive’s employment under this Agreement other than for Cause, the Executive, or in the event of his subsequent death, his designated beneficiaries, as identified to the Employer in writing in a form substantially similar to Exhibit “A” attached hereto or, in the absence of any such designation, his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, an amount equal to (a) three (3), multiplied by (b) the sum of: (i) his Base Salary then in effect; (ii) an amount equal to the average of the annual bonuses paid to the Executive for the three most recently completed fiscal years prior to termination of employment; and (iii) his monthly automobile allowance referenced in Section 4.3, multiplied by twelve (12).

           For purposes of the immediately preceding paragraph, in determining the annual bonus component of the formula, for any fiscal year during the averaging period in which no annual bonus was payable, $0.00 shall be used in the averaging calculation for that fiscal year. In addition, if the Executive’s termination of employment occurs before the annual bonus, if any, for the most recently completed fiscal year is payable, then the averaging will be determined by reference to the three most recently completed fiscal years before that fiscal year.

           The amount payable pursuant to this Section 3.3 shall be paid in substantially equal monthly installments over a twenty-four (24) month period commencing as of the first day of the calendar month following the effective date of the termination of employment.

          In no event shall the payment(s) described in this Section 3.3 exceed the amount permitted by Code Section 280G. Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Code Section 280G) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Bank or the Company or in the ownership of a substantial portion of the assets of the Bank or the Company (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Code Section 280G, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive’s “base amount” for the “base period,” as those terms are defined under Code Section 280G. In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the Executive shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence. Notwithstanding any provision in this Agreement, if the Executive may exercise his right to terminate employment under this Section 3.3 or under Section 3.2.2(a), the Executive may choose which provision shall be applicable.

3.4	Effect of Termination.

            3.4.1     Upon termination of the Executive’s employment hereunder for any reason, the Employer shall have no further obligation to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amounts due and owing under Section 4 on the effective date of termination and any payments set forth in Sections 3.2.1(b) or (c); Section 3.2.2(a) or (c); Section 3.3; or Section 3.4.2 as applicable.

            3.4.2     Upon termination of the Executive’s employment hereunder for any reason (other than involuntarily by the Employer for Cause) and continuing until the date the Executive is eligible for Medicare, the Employer shall reimburse the Executive for the cost to the Executive of coverage for himself and eligible dependents under any group retiree medical plan then maintained by the Employer for which the Executive and his dependents are eligible or, if no such coverage is then being maintained by the Employer, for the cost to the Executive of coverage for himself and his eligible dependents under an individual medical insurance policy purchased by the Executive. In the latter instance, any such individual medical insurance policy shall be selected and purchased by the Executive with the Employer’s sole obligation being to provide for reimbursements of the amounts incurred by the Executive for the cost of such coverage and the Employer’s aggregate monthly obligation with respect to such reimbursements shall not exceed one hundred and twenty percent (120%) of the monthly cost of health care continuation coverage then being charged by the Employer to former employees for family coverage under its primary medical care plan for the “determination period’ (as defined in Code Section 4980B(f)(4)(C)) that is then in effect.

            3.4.3     If the Executive’s employment is involuntarily terminated by the Employer without Cause, whether before or after any Change of Control, or upon the Executive’s death or Disability, then immediately prior to the effective date of such termination, subject to the limitations contained in Section 3.3, all option awards for the purchase of Company common stock then issued and outstanding in favor of the Executive shall become fully vested and exercisable to the extent not otherwise vested and exercisable as of such date.

         3.4.4     As a condition to the Employer’s payment of any amount in connection with a termination of the Executive’s employment, the Executive agrees to execute a release in such form as is acceptable to the Employer. The Employer reserves the right to withhold payment of any amounts payable upon termination until the revocation period associated with such release expires (generally, seven (7) days from the date the release is executed).

4.       Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

          4.1      Base Salary. The Executive shall be compensated at a base rate of $300,000 per year (the “Base Salary”). The obligation for payment of Base Salary shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion. The Executive’s Base Salary shall be reviewed by the Board of Directors of the Bank and the Company at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors of the Bank or the Company based on its evaluation of the Executive’s performance. Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

          4.2      Incentive Compensation. The Executive shall be entitled to annual bonus compensation, if any, as determined by the Board of Directors of the Company or the Bank pursuant to any incentive compensation program as may be adopted from time to time by the Company or the Bank. Any such program shall be based upon the performance of the Employer for its fiscal year and any such program shall provide that any annual bonus otherwise earned shall be paid immediately following the last day of that fiscal year.

          4.3      Automobile. The Executive shall receive an automobile allowance equal to $500 per month.

          4.4     Business Expenses; Memberships. The Employer specifically agrees to reimburse the Executive for:

         (a)         reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved by the Board of Directors of either the Bank or the Company; and

         (b)       the reasonable dues and business related expenditures, exclusive of any initiation fees, associated with membership in a single country club and a single civic association, both as selected by the Executive and in professional associations which are commensurate with his position; provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

          4.5      Vacation. The Executive shall be entitled to paid time off in accordance with the terms of the Employer’s policy as in effect from time to time.

          4.6      Life Insurance. The Employer will provide the Executive with term life insurance coverage providing a death benefit of not less than three (3) times the Executive’s Base Salary then in effect not to exceed $310,000. Any life insurance benefits provided for under this Section 4.6 shall payable to such beneficiary or beneficiaries as the Executive may designate. If the term life insurance provided for under this Section cannot be obtained with a standard or better risk classification with respect to the Executive, the Employer shall not be obligated to provide such insurance coverage.

          4.7      Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, retirement plans, dental, health, life and disability insurance benefits, and such other benefits as the Employer deems appropriate.

          4.8      Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5.       Employer Information.

          5.1      Ownership of Employer Information. All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

          5.2      Obligations of the Executive. The Executive agrees:

(a) to hold Employer Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and

         (c)        in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

          In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after the Executive provides, given the circumstances, timely prior written notice to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. With respect to Confidential Information, this Section 5 shall survive for a period of thirty-six (36) months following termination of this Agreement for any reason, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

           5.3     Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.

6.        Non-Competition. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•	by the Employer without Cause pursuant to Section 3.2.1(b);
•	by the Executive for Cause pursuant to Section 3.2.2(a); 
•	by the Executive without Cause pursuant to Section 3.2.2(b); or
•	by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of thirty-six (36) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service of or on behalf of others, as an executive officer or proposed executive officer of a new financial institution, undertake for any Competing Business duties and responsibilities similar to those undertaken by the Executive for the Employer.

7.         Non-Solicitation of Customers. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•	by the Employer without Cause pursuant to Section 3.2.1(b);
•	by the Executive for Cause pursuant to Section 3.2.2(a);
•	by the Executive without Cause pursuant to Section 3.2.2(b); or
•	by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of thirty-six (36) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer) on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for any Competing Business any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the two (2) year period preceding his termination of employment for the purpose of providing products or services that are competitive with those provided by the Employer.

8.         Non-Solicitation of Employees. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•	by the Employer without Cause pursuant to Section 3.2.1(b);
•	by the Executive for Cause pursuant to Section 3.2.2(a);
•	by the Executive without Cause pursuant to Section 3.2.2(b); or
•	by the Employer or the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of thirty-six (36) months thereafter, he will not, on his own behalf or in the service of or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer or its Affiliates to a Competing Business, whether or not:

•	such employee is a full-time employee or a temporary employee of the Employer or its Affiliates; 
•	such employment is pursuant to written agreement; and 
•	such employment is for a determined period or is at will.

9.        Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are the of essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants and shall be relieved of its obligation to make any and all payments to the Executive that otherwise are or may become due and payable to the Executive pursuant to Section 3. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10.      Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.      No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.      Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing (including telecopy or similar writing), addressed as follows:

(i)	If to the Employer, to it at:

United Community Bank
P.O. Box 398
Blairsville, Georgia 30514
Attn: Jimmy C. Tallent
Telephone: (866) 270-7200
Facsimile: (706) 745-9046

(ii)	If to the Executive, to him at:

Telephone: (__) ___ - _____________
Facsimile: (___)___ - ______________

All such notices, requests, waivers and other communications shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified at the number set forth above; (c) three (3) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested and addressed to the party to be notified as set forth above; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above. Any party hereto may change his or its address by advising the other, in writing, of such change of address.

13.      Assignment. This Agreement is generally not assignable by the Employer except that the rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. The Agreement is a personal contract and the rights, interests and obligations of the Executive may not be assigned by him. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

14.      Waiver. A waiver by one party to this Agreement of any breach of this Agreement by another party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.      Arbitration. Except for matters contemplated by Section 17 below, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Gwinnett County or the federal court for the Northern District of Georgia. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

Executive must initial here: _____

16.      Attorneys’ Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17.      Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia. The parties agree that any appropriate state court in Gwinnett County, Georgia, or federal court located in or embracing Gwinnett County, Georgia, shall have exclusive jurisdiction of any case or controversy arising under or in connection with Sections 5 through 9 of this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

18.      Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.      Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement and supersedes, in its entirety, the GCG Employment Agreement which shall have no further force or effect. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.      Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.      Survival. The obligations of the Executive pursuant to Sections 5, 6, 7, 8, and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective Sections.

22.      Joint and Several. The obligations of the Bank and the Company to Executive hereunder shall be joint and several.

23.      Representation Regarding Restrictive Covenants. The Executive represents that he is not and will not become a party to any noncompetition or nonsolicitation agreement or any other agreement which would prohibit him from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE BANK:

UNITED COMMUNITY BANK

By:
Print Name:
Title:

THE COMPANY:

UNITED COMMUNITY BANKS, INC.

By
Print Name:
Title:

THE EXECUTIVE:

GLENN S. WHITE

EXHIBIT A

DESIGNATION OF BENEFICIARY FORM

Pursuant to Section 3.3 of that certain employment agreement by and among United Community Banks, Inc., United Community Bank, and Glenn S. White dated [•], 2007 (the “Agreement”), I, ____________________, hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due following my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death. In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate. In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

Date
Glenn S. White

A-1

AMENDMENT
TO
EMPLOYMENT AGREEMENT

          THIS AMENDMENT made and entered into as of this 31st day of December 2008, by and between UNITED COMMUNITY BANK and UNITED COMMUNITY BANKS, INC. (together, the “Employer”) and GLENN S. WHITE (“Executive”).

          WHEREAS, the Employer and Executive entered into an Employment Agreement, dated as of February 5, 2007 (“Employment Agreement”), providing for the terms and conditions of Executive’s employment by the Employer; and

          WHEREAS, the parties now desire to amend the Employment Agreement in the manner hereinafter provided to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and for certain other purposes;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree as follows:

1.

          Section 3 is hereby amended by adding a new Section 3.5 reading as follows:

“3.5 Section 409A Compliance. This Agreement is intended to satisfy the requirements of Code Section 409A, including any transition relief available under applicable guidance related to Code Section 409A. The Agreement may be amended or interpreted by the Employer as it determines necessary or appropriate in accordance with Code Section 409A and to avoid a failure under Code Section 409A(1). The Employer shall have the authority to delay the commencement of all or a part of the payments to Executive under Section 4 if Executive is a “key employee” of the Employer (as determined by the Employer in accordance with procedures established by the Employer that are consistent with Section 409A) to a date which is six months and one day after the date of Executive’s termination of employment (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent (but only to the extent) such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Employer and Executive agree to take into account any transitional rules and exemption rules available under Section 409A.

Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for any other benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.”

1

2.

          Section 16 is hereby amended by adding the following sentence to the end of the present section:

“Notwithstanding the other provisions of this Section 16, any legal fees and expenses payable to Executive pursuant to this Section 16 shall be paid no later than the end of the calendar year following the calendar year in which the fees and expenses are incurred.”

3.

          This Amendment shall be effective as of the date hereof. Except as hereby amended, the Employment Agreement shall remain in full force and effect.

           IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

UNITED COMMUNITY BANK

By:
Name:
Title:

UNITED COMMUNITY BANKS, INC.

By:
Name:
Title:

Glenn S. White

2